Exhibit 10.25

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Ezzat Jallad
Director
Silver Rock Capital
Villa D103
Palm Jumeirah Island
PO Box 213944
Dubai, UAE

February 11, 2011
2011 年 2 月 11 日

丁锦标先生
董事长
福建省晋江市陈埭安盛鞋服有限公司

Dear Mr. Ding,
尊敬的丁先生：

We are very pleased to offer the attached Amended and Restated Term Sheet to ANSHENG, which is based on a spirit of mutual trust and respect, and our sincere desire to work together with you towards the very successful completion of an investment in and public listing of ANSHENG.
我们非常高兴能向贵司出具所附投资意向书（修订及重述版）。在互信的基础上，我们希望能够与贵司共同协作，成功向安盛投资并帮助安盛上市。

On behalf of our entire team at SRC, we are very excited with the opportunity to help you build ANSHENG into a world-class company. We believe that SRC is uniquely suited to be your best long-term partner because we have a long record of successfully investing in companies and bringing them public. In particular, SRC has a unique pool of resources that are focused exclusively on helping Chinese companies achieve success in the public markets.
我代表 SRC 团队全体成员，对能够有机会帮助贵司成为世界级的公司而感到非常高兴。基于 SRC 所拥有的大量过往投资项目及帮助企业成功上市的经验，我们相信，SRC 将是您最佳的长期合作伙伴。尤其值得提及的是，SRC 致力于整合各种资源并专注于帮助中国企业实现在公开交易市场上市。

The attached Amended and Restated Term Sheet outlines our mutual understanding to invest in and restructure ANSHENG as a publicly listed company. A summary of the most important terms is as follows:
所附投资意向书（修订及重述版）列示了向安盛投资并重组安盛以进行上市的相关条款，以下是其中重要条款的概要：

- **Phase I:** Immediately after SRC and ANSHENG sign the attached Term Sheet, SRC will conduct a legal, financial and operational due diligence on ANSHENG, and upon successful completion of the due diligence, SRC and ANSHENG will execute definitive Investment Documents and Financial Consulting Service Agreement, which reflect the terms and conditions of the Term Sheet .

第一阶段：在 SRC 与安盛签署所附投资意向书后，SRC 将对安盛进行法律、财务和运营的尽职调查。尽职调查成功完成后，SRC 和安盛将签署反映本投资意向书商业意图的正式投资协议和金融服务协议。

- **Phase II**: Pursuant to the Investment Documents, SRC shall invest $350,000 (into an escrow) as an investment to help the company prepare for a public listing in the US capital markets. In parallel with this investment, SRC will provide a variety of services to help ANSHENG achieve the necessary objectives prior to a listing.
  第二阶段：根据正式投资文件，SRC 将投资 35 万美元（存入托管账户），专项用作企业上市准备的前期费用。同时，SRC 将向安盛提供多项服务以帮助安盛实现上市目标。
- **Phase III**: SRC will secure a shell company (the "Shell Company") on Behalf of ANSHENG. ANSHENG BVI Co. will execute a reverse-merger (RTO) with the Shell Company, after which ANSHENG BVI Co. will effectively be a publicly-listed company on the US OTC market. In parallel with the reverse merger, SRC will invest $6 million into ANSHENG via a PIPE. The target date for the RTO and PIPE investment shall be Q1 of 2011.
  第三阶段：SRC 将向安盛提供一个上市壳公司（"壳公司"），安盛 BVI 公司与壳公司进行反向收购并由此使安盛在美国证券交易市场上市，与此同时，SRC 将通过定向增发方式向安盛投资 600 万美元。反向收购上市及投资计划于 2011 年第一季度完成。
- **Phase IV**: SRC will assist ANSHENG in transitioning from OTC to Nasdaq within 6 to 12 months of the RTO, and will also coordinate additional financing of $10-20 million at a significantly higher valuation.
  第四阶段：在反向收购上市后的 6-12 个月内，SRC 将协助安盛从 OTC 市场升板至纳斯达克，并以更高的市盈率向企业投融资 1000-2000 万美元。

We hope that the Term Sheet meets with your approval. If you have any questions, please do not hesitate to contact me.
希望此投资意向书符合贵司的商业目标，如有任何问题，请随时与我们联系。

Warm regards,
顺颂商祺！

Ezzat Jallad 董事

Amended and Restated Term Sheet
投资意向书（修订及重述版）

This Amended and Restated Term Sheet (the "Term Sheet") is among **Silver Rock Capital, Ltd.** ("**SRC**"), **Fujian Jinjiang Chendai Ansheng Shoes & Clothing Co., Ltd.**, including but not limited to any subsidiaries and affiliates ("**ANSHENG**" or the "**Company**"), its current shareholders: Ding Jingbiao, ("**Current Shareholder**") and **Ansheng International Inc.** ("**ANSHENG International**"), all the aforesaid parties hereinafter collectively referred to as the "**Parties**". This will memorialize the terms and conditions of an agreement between the Parties to proceed with an investment and the development and execution of definitive documents to create a public U.S. company via a reverse merger with a U.S. company in which current shareholder of ANSHENG will be the majority shareholder. The Parties hereto agree that this Amended and Restated Term Sheet shall be retroactive from and including, January 13, 2010, the date the original Term Sheet was executed by the Parties.

本投资意向书（修订及重述版）（以下简称"**投资意向书**"）由 **Silver Rock Capital, Ltd.**（以下简称"**SRC**"）、**福建省晋江市陈埭安盛鞋服有限公司**及其子公司、关联公司（如有，以下简称"安盛"）、安盛现有股东：丁锦标（以上股东简称"**现有股东**"）以及 **Ansheng International Inc.**（以下简称"安盛国际"），（本投资意向书所有合同方并称"**合同方**"）签署。鉴于 SRC 有意对安盛投资并帮助安盛在美国证券交易市场上市，合同方签署本协议以兹备忘。合同方于此同意本投资意向书（修订及重述版）的效力追溯到原投资意向书签订生效之日：2010 年 1 月 13 日。

1. <u>Investment(s) and Public Listing</u>
   投资及上市

   The investment and listing process shall proceed in four phases as outlined below.
   投资和上市流程分如下四个阶段：

1.1 Phase I: Due Diligence and Execution of Definitive Documents
第一阶段：尽职调查及签署正式投资文件

1.1.1: Due Diligence
尽职调查

a. SRC's due diligence shall commence upon the execution of this term sheet, and shall take approximately four weeks;
   SRC 在签署本投资意向书后立即开始尽职调查，初步尽职调查约在 4 周内完成；
b. ANSHENG agrees to cooperate with SRC and promptly provide SRC with complete, accurate and truthful data pertaining to legal, financials and operation as requested by SRC. ANSHENG will provide complete and full disclosure that allows SRC to create a financeable business strategy;
   安盛同意配合 SRC 及时向 SRC 提供完整、准确并真实的资料，包括但不限于符合 SRC 要求的反映公司法律、财务、运营相关状况的资料；
c. This Term Sheet is subject to the successful completion of legal, financial and operational due diligence by SRC on ANSHENG.
   本投资意向书效力受制于 SRC 对安盛的法律、财务、运营尽职调查的成功完成。

1.1.2: Execution of Definitive Documents

签署正式投资文件
Upon successful completion of SRC's due diligence, the Parties will sign definitive and binding Investment Documents and Financial Consulting Service Agreement ("FSA"), which shall reflect the terms and conditions hereunder.
在 SRC 成功完成尽职调查后，合同方将签署反映本意向书商业意图的正式并有约束力的投资文件和金融服务协议。

1.2 Phase II: Preparation for Public Listing and PE Investment of US $350,000
第二阶段：上市前准备及 35 万美元私募股权投资

1.2.1: PE Investment of US $350,000
35 万美元私募股权投资
SRC shall invest $350,000 (with investment terms set forth in Section 1.2.2 hereunder) as investment to help the company prepare for a public listing in the US capital markets. The proceeds of the US $350,000 shall be deposited into an escrow, and is solely used for fees and expenses incurred on preparation for public listing before Phase III, including fees for establishment of the offshore structure, legal and audit fees, retainer under the FSA, which will be paid to third parties directly from the escrow. With this capital, and with guidance and support from SRC, ANSHENG shall complete the tasks identified in 1.2.2 through 1.2.5 below.
SRC 向安盛投资 35 万美元（投资条款如第 1.2.2 条所示），该笔资金用作安盛上市准备的前期费用。该笔资金将存入一个托管账户，专项用于支付在第三阶段前因准备上市而发生的费用，所发生费用直接从托管账户内支付给第三方，包括海外重组费用、律师费用、审计费用、金融服务协议项下的顾问费。安盛应在获得该笔资金和 SRC 的协助的基础上，完成本协议第 1.2.2 至 1.2.5 条的相应事项。

1.2.2: Investment Terms
投资条款
The $350,000 investment by SRC into ANSHENG shall have the following terms:
该笔 35 万美元投资适用以下投资条款：

a. Security: Convertible into Common Stock at a price of $.91 per share;
股权：可以单股$.91 的价格转换为普通股；
b. Warrants: 100% warrants coverage, with an exercise price equal to 120% the investment valuation;
权证：安盛向 SRC 签发与可转优先股相同数额的认股权证，行权价为上述可转优先股价格的 120%；
c. Interest: The note shall be interest-free;
利息：免息；
d. Retainer: For its help and guidance with Phases II, III and IV, SRC shall receive a monthly retainer of $8,000, beginning upon completion of the PE Investment of US $350,000.
顾问费：因 SRC 将向安盛提供本协议项下第二阶段、第三阶段、第四阶段中的相应顾问服务，安盛应在获得该笔 35 万美元投资之日起每月向 SRC 支付 8000 美元作为顾问费用。

1.2.3: Business Plan and Preparation
商业计划及上市准备

a. Pre-Audit: In support of the task listed below, SRC's team of financial professionals shall work closely with ANSHENG to prepare the Company's books for an SEC-qualified audit;
财务预审：SRC 的财务专家团队将与安盛紧密合作，协助安盛整理公司财务资料，以备进行符合美国证监会要求的上市审计；

b. Legal Due Diligence report: In support of the task listed below, SRC's legal team shall produce a legal due diligence report to identify any outstanding legal issues that may impede the Company's plans to list on a US exchange, and facilitate the Company's financing;
法律尽职调查报告：SRC 的法律团队将出具一份法律尽职调查报告，指导公司对可能影响公司在美国证券交易市场上市和融资的潜在法律问题进行合规调整；

c. Offshore Strategy: SRC shall develop an offshore strategy, which will facilitate the Company's listing and financing hereunder;
海外重组计划：SRC 将为安盛制订海外重组计划，以利于公司的海外上市及融资；

d. Business Plan and Marketing Materials: SRC shall produce for ANSHENG a five-year business plan, Executive Summary, Financial Model and in a format that is appropriate for presentation to the international capital markets. These materials will be continuously updated and used to support the Company through to the completion of 1.4 (Upgrade to Nasdaq) below;
制订商业计划并准备路演材料：SRC 将为安盛制订一份 5 年期商业计划及其摘要并完成一份财务模型，这些资料将被持续更新直至公司完成从 OTC 升板至纳斯达克；

e. Support: In support of these efforts, ANSHENG shall make available to SRC all financial and legal documents as requested. ANSHENG shall also work under the guidance of SRC's financial team to produce 5-year pro-forma financial projections;
安盛的支持：安盛应向 SRC 提供所需的所有财务及法律文件以支持 SRC 的上述工作，并应在 SRC 的财务团队的指导下制定未来 5 年的财务预测；

f. Time and Cost: The cost for Phase 1.2.3 shall be covered by the monthly retainer. Phase 1.2.3 is expected to require 1-2 months to complete.
时间和成本：第 1.2.3 条项下的成本包含在安盛每月向 SRC 支付的顾问费中，本条项下的工作预期需 1-2 个月。

1.2.4: Establish Offshore Entity
海外重组

a. ANSHENG HK Holding Co.: The Current Shareholder (or its designee) of ANSHENG shall establish a company in HK (ANSHENG HK Co.) solely for the purpose of investing in ANSHENG;
安盛香港公司：安盛现有股东（或其指定方）应在香港设立一家离岸公司（安盛香港公司），作为投资安盛的特殊目的公司；

b. ANSHENG WOFE: ANSHENG HK Co. will acquire 100% of ANSHENG, as a result of which ANSHENG will become a WOFE;
安盛 WOFE：安盛香港公司将收购安盛 100%股权，安盛变更为外商独资企业；

c. Time and Cost: Phase 1.2.4 is expected to cost US $75,000-$100,000 in legal expenses, which shall be paid from the proceeds of the $350,000 investment, and require 1-2 months to complete;
时间和成本：第 1.2.4 条项下工作的成本约为 7.5 万至 10 万美元（包括律师费用），此费用应从该 35 万美元的投资款中支付，所需时间约为 1-2 个月；

d. The restructuring hereunder may be adjusted pursuant to the Company's circumstances.
本协议项下的重组计划可能根据公司的实际情况而有所调整。

1.2.5: Audit
审计

a. Audit: The Current Shareholders of ANSHENG shall hire an international audit firm to conduct an SEC-qualified audit of ANSHENG' 2007, 2008, and 2009 financials. Said audit firm shall be pre-approved by SRC;
审计：安盛现有股东应聘请美国证监会认证的国际会计师事务所对安盛 2007 年度、2008 年度和 2009 年度的财务进行审计。安盛所聘请的会计师事务所应经 SRC 同意；

a. Time and Cost: Phase 1.2.5 is expected to cost US $150,000-$200,000, which shall be paid from the proceeds of the $350,000 investment, and require 1-2 months to complete.
时间和成本：第 1.2.5 条项下的工作成本约为 15 万至 20 万美元，此费用应从该 35 万美元的投资款中支付，所需时间约为 1-2 个月。

1.3 Phase III: Reverse Merger and PIPE investment of $US 6 million
第三阶段：反向收购上市及 600 万美元定向增发投资

SRC will secure a shell company on Behalf of ANSHENG. ANSHENG HK Co. will execute a reverse-merger with the Shell Company, after which ANSHENG HK Co. will effectively be a publicly-listed company on the US OTC market. In parallel with the reverse merger, SRC will invest $6 million into ANSHENG.
SRC 将为安盛提供一个上市壳公司。安盛香港公司将与该壳公司进行反向收购，并由此安盛香港公司成为美国 OTC 证券交易市场的上市公司。与反向收购上市同时，SRC 将向安盛投资 600 万美元。

a. Shell Company: SRC will secure a fully-reporting, debt-free OTC-listed shell company on behalf of ANSHENG, at no cost to ANSHENG. SRC shall have the exclusive right to provide any financial services associated with and required for the reverse merger;
上市壳公司：SRC 将向安盛提供一个申报合规并且无任何负债的 OTC 市场上市壳公司，安盛无需支付壳公司的费用。SRC 有排他的权利为安盛提供反向收购相关的所有金融服务；

b. Reverse Merger: ANSHENG HK Co. shall execute a reverse merger (RTO) with a suitable, debt-free OTC-listed shell company ;
反向收购：安盛香港公司与一个合适的并无任何债务的 OTC 上市壳公司进行反向收购；

c. Road Shows: SRC shall conduct road shows on behalf of ANSHENG to secure partner investors, which are interested in investing in ANSHENG via a PIPE along with SRC;

路演：SRC 将为安盛进行路演，以引入对安盛感兴趣的联合投资人与 SRC 一同向安盛投资；

d. US $6 million PIPE Investment: In parallel with RTO, SRC and its partner investors shall invest US $6 million into the OTC-listed shell Co. via a PIPE. The valuation for this investment shall be based on the current market conditions at the time, but is estimated to be approximately 4-7 times ANSHENG 2009 Net Income.
600 万美元定向增发投资：与反向收购同时，SRC 和联合投资人通过该上市壳公司以定向增发的方式向安盛投资 600 万美元。此项投资的投资条款及公司估值参照当时市场条件，预计约为安盛 2009 年净利润的 4-7 倍；
e. Time and Cost: The offshore legal and accounting costs associated with the RTO and PIPE investment are estimated at US $170,000 to $200,000, which shall be paid from the proceeds of the $350,000 investment (if it is not enough, the balance shall be paid from the proceeds of the $6,000,000 investment). The target date for the RTO and PIPE investment shall be Q1 of 2011;
时间和成本：反向收购上市和定向增发投资相关的律师和会计师费用约为 17 万至 20 万美元，此费用应从该 35 万美元的投资款中支付（如余款不足，则差额应从 600 万美元定向增发投资款中支付），预期反向收购上市和定向增发投资将在 2011 年第一季度完成；
f. Equity Structure and Fees: For its services in providing the Shell Company and managing the RTO, SRC shall retain 9.5% of the fully-diluted company post RTO and post PIPE.
顾问费用：因 SRC 提供上市壳公司及操作反向收购上市，SRC 有权在安盛上市并获得定向增发投资后获得上市公司全面稀释并发行在外股票数 9.5% 的股票。

1.4 Phase IV: Upgrade to Nasdaq
第四阶段：升板至纳斯达克

a. Capital Market Strategies and Compliance: Once ANSHENG is publicly listed in the US, SRC will provide additional services to ensure that ANSHENG is fully compliant with all US regulations. SRC will also provide capital market strategies to help ANSHENG continue to grow;
资本市场战略及合规：安盛在美国证券交易市场上市后，SRC 将提供额外的服务确保安盛在美国证券及相关规则方面的合规。SRC 同时帮助安盛制订资本市场战略以实现持续增长；
b. Road Shows: SRC will produce appropriate marketing materials and coordinate road shows in support of a secondary financing prior to the upgrade to Nasdaq.
路演：SRC 将为安盛制作合适的市场资料及路演材料，以支持安盛在升板至纳斯达克前的第二轮融资；
c. IR/PR Support: SRC will introduce ANSHENG to appropriate IR/PR firms that will assist the Company to increase its visibility and trading volume in the public marketplace;
投资者关系：SRC 将为安盛引入合适的投资者关系公司，协助公司提升在公开交易市场中的知名度和交易量；
d. Additional Financings: Prior to moving ANSHENG from OTC to Nasdaq, SRC will coordinate a secondary financing of US $10-20 million for ANSHENG that leverage ANSHENG' public status to secure larger amounts of capital at significantly higher valuations;

后续融资：在安盛升板至纳斯达克前，SRC 将协助公司进行融资 1000 万至 2000 万美元，并以安盛作为上市公司的市场地位为安盛争取更高的市场估值；

e. Upgrade to Nasdaq: SRC will also assist ANSHENG in moving from OTC to Nasdaq and ongoing financing with higher valuation. SRC estimates that this transition can be completed within 6 to 12 months of the RTO, pending ANSHENG' performance and market conditions.
升板至纳斯达克：SRC 将协助安盛从 OTC 升板至纳斯达克，预期在反向收购上市后的 6-12 个月内完成，同时协助安盛以更高的市场估值进行后续更大的融资，升板及融资进度需取决于安盛的财务表现及市场状况。

2 Exclusivity
排他性

2.1 SRC is engaged by ANSHENG in connection with the investment(s) in and public listing of ANSHENG, and all other services identified in this on an exclusive basis for an initial period of 9 months commencing on the date of this Term Sheet. During this exclusive period, ANSHENG and Current Shareholders shall not appoint any other person, firm or company as its financial adviser or agent in connection with the contemplated investment(s) and public listing. In addition, ANSHENG and Current Shareholders will not solicit or hold discussions with any other third party in relation to investments in ANSHENG. ANSHENG also agrees to provide SRC with the names of any third parties who solicit ANSHENG regarding proposed investments or services similar to those proposed to be provided by SRC.
SRC 依据本投资意向书向安盛投资并受雇于安盛就安盛上市向安盛提供相关金融服务，本协议在签署后的 6 个月内具有排他性。在排他期内，安盛及其现有股东不得接受其他任何个人或企业与本协议项下相同或相类似的投资或金融服务。同时，安盛及其现有股东不得与任何第三方就本投资意向书项下投资及金融服务事宜进行讨论或征求任何第三方的意愿。如有任何第三方向安盛或其现有股东提供与 SRC 类似的投资方案并征求安盛或其现有股东的意愿的，安盛及其现有股东同意告知 SRC 该第三方的名称及方案内容。

3 Termination
合同终止

3.1 SRC may terminate its obligations under this Term Sheet, without liability, if:
在以下情况下，SRC 有权终止其在本投资意向书项下的义务并不承担任何责任：

(i) In its reasonable opinion, ANSHENG or any of Current Shareholders has failed to meet its obligations in this Term Sheet;
经其合理判断，安盛或其现有股东未能履行其在本投资意向书项下的义务；

(ii) A material change has occurred in ANSHENG's business;
安盛的经营发生重大变化；

(iii) ANSHENG or any of Current Shareholders fails, or has failed, to disclose to SRC material information which would reasonably be expected to have a material affect on the contemplated investment(s) and listing; or
安盛或其现有股东现在或将来未能向 SRC 披露对预期的投资和上市具有重大影响的重要信息；

(iv) ANSHENG or any of Current Shareholders has acted in a fraudulent or dishonest manner in relation to the disclosure of material information which would adversely affect the contemplated investment(s) and listing.
安盛或其现有股东有欺诈行为，如未能披露对预期的投资和上市具有不利影响的重要信息。

3.2 Except in cases of force majeure, ANSHENG or any of Current Shareholders will not unreasonably terminate this Term Sheet.
除非不可抗力，安盛及其现有股东不得不合理地终止本投资意向书。

4 Miscellaneous
其他

4.1 The parties have no oral or other agreements, arrangements or understandings with respect to subject matter contained therein.
合同方就本投资意向书项下的约定事项没有其他任何口头的或其他形式的协议、安排、谅解备忘录。

4.2 The invalidity or unenforceability of any provision of this Term Sheet shall not affect the validity or enforceability of any other provision of this Term Sheet, which shall remain in full force and effect.
本投资意向书部分条款的无效或不可执行均不影响本投资意向书其他条款的效力，其他条款仍应有效。

4.3 This Agreement may only be amended by a written instrument by all the parties hereto.
本投资意向书仅能有本投资意向书合同方以书面形式修改。

4.4 This Agreement will be governed by and construed in accordance with the laws of the People's Republic of China, and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of the People's Republic of China.
本投资意向书适用中华人民共和国法律，争议由具有管辖权的中国法院管辖。

If the foregoing correctly sets forth the understanding and agreement of the Parties, please indicate in the space provided below, whereupon this Term Sheet shall constitute a binding agreement as of the date first set forth above.
如果上述约定准确反映了合同方的意图并达成协议，请于下页签署，自本投资意向书在文首载明的日期签署后具有法律约束力。

Ezzat Jallad
Director （董事）
Silver Rock Capital, Ltd.

Feb. 11th, 2011

Agreed and accepted
接受并同意：

丁锦标
董事长
福建省晋江市陈埭安盛鞋服有限公司

2011 年 2 月 11 日

丁锦标

2011 年 2 月 11 日

Lam Chiu Ming
Sole Director （董事）
Ansheng International Inc.

2011 年 2 月 11 日